================================================================================

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                     ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                             BOB EVANS FARMS, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

                             BOB EVANS FARMS, INC.
                                 P.O. Box 07863
                              Columbus, Ohio 43207

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                                                 Columbus, Ohio
                                                                   Aug. 1, 1997

To the Stockholders of
Bob Evans Farms, Inc.

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Bob Evans Farms, Inc. (the "company") will be held at The Shelter House, Bob Evans Farm, Rio Grande, Ohio (approximately 12 miles north of Gallipolis, Ohio, on State Route No. 588) on Monday, Sept. 8, 1997, at 4 p.m., Eastern Daylight Time, for the following purposes:

(1) To elect three directors to serve for terms of three years each.

(2) To consider the reports to be laid before the annual meeting or any adjournment(s) thereof.

(3) To transact such other business as may properly come before the annual meeting or any adjournment(s) thereof.

There will be a social hour beginning at 3 p.m., Eastern Daylight Time, when soft drinks and sandwiches will be served. We are hoping you will take this opportunity to become acquainted with the officers and directors of your company.

Stockholders of record at the close of business on July 11, 1997, will be entitled to receive notice of and to vote at the annual meeting and any adjournment(s) thereof.


                                            By Order of the Board of Directors,

                                            /s/ Daniel E. Evans

                                            Daniel E. Evans
                                            CHAIRMAN OF THE BOARD AND
                                            CHIEF EXECUTIVE OFFICER

                             BOB EVANS FARMS, INC.
                                 P.O. Box 07863
                              Columbus, Ohio 43207
                                 (614) 491-2225

                                                                   Aug. 1, 1997

                                PROXY STATEMENT

This proxy statement and the accompanying proxy are being mailed on or about Aug. 1, 1997, to all stockholders of Bob Evans Farms, Inc. (the "company") of record at the close of business on July 11, 1997, in connection with the solicitation of proxies by the board of directors of the company for use at the annual meeting of stockholders scheduled to be held on Monday, Sept. 8, 1997, or at any adjournment(s) thereof. The annual meeting will be held at 4 p.m., Eastern Daylight Time, at The Shelter House, Bob Evans Farm, Rio Grande, Ohio (approximately 12 miles north of Gallipolis, Ohio, on State Route 588).

A proxy for use at the annual meeting accompanies this proxy statement and is solicited by the board of directors of the company. Stockholders of the company may use their proxies if they are unable to attend the annual meeting in person or wish to have their shares of common stock, par value $.01 per share, voted by proxy even if they do attend the annual meeting. Without affecting any vote previously taken, any stockholder executing a proxy may revoke it at any time before it is voted by filing with the secretary of the company, at the address of the company set forth on the cover page of this proxy statement, written notice of such revocation; by executing a later-dated proxy which is received by the company prior to the annual meeting; or by attending the annual meeting and giving notice of such revocation in person. ATTENDANCE AT THE ANNUAL MEETING WILL NOT, IN AND OF ITSELF, CONSTITUTE REVOCATION OF A PROXY.

The company will bear the costs of preparing and mailing this proxy statement, the accompanying proxy and any other related materials and all other costs incurred in connection with the solicitation of proxies on behalf of the board of directors. Officers and employees of the company may solicit proxies by further mailing, by telephone or by personal contact without receiving any additional compensation therefor. The company will also pay the standard charges and expenses of brokerage houses, voting trustees, banks, associations and other custodians, nominees and fiduciaries, who are record holders of common shares of the company not beneficially owned by them, for forwarding such materials to, and obtaining proxies from, the beneficial owners of such common shares.

The annual report of the company for the fiscal year ended April 25, 1997 (the "1997 fiscal year"), including financial statements, is enclosed with this proxy statement.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Only stockholders of record at the close of business on July 11, 1997, are entitled to receive notice of, and to vote at, the annual meeting or any adjournment(s) thereof. At July 11, 1997, the company had outstanding 41,579,041 common shares entitled to vote at the annual meeting. The holders of common shares entitling them to exercise a majority of the voting power of the company will constitute a quorum for the annual meeting. Each common share entitles the holder thereof to one vote upon each matter to be voted upon by stockholders at the annual meeting.

Common shares represented by signed proxies that are returned to the company will be counted toward the quorum in all matters even though they are marked as "withhold authority" with respect to the election of one or more nominees as directors of the company or they are not marked at all. Broker/dealers who hold their customers' common shares in street name may, under the applicable rules of the self-regulatory organizations of which the broker/dealers are members, sign and submit proxies for such common shares and may vote such common shares on routine matters, which, under such rules, typically include the election of directors, but broker/dealers may not vote such common shares on other matters, which typically include amendments to the charter documents of a corporation and the approval of stock compensation plans, without specific instructions from the customer who owns such common shares. Proxies signed and submitted by broker/dealers which have not been voted on certain matters as described in the previous sentence are referred to as "broker non-votes." Since broker/dealers have the discretion to vote with respect to the election of directors, there will be no broker non-votes.

The following table sets forth certain information with respect to the only holder known to the company to be the beneficial owner of more than five percent (5%) of the outstanding common shares of the company.

NAME AND ADDRESS                    AMOUNT AND NATURE
OF BENEFICIAL OWNER               OF BENEFICIAL OWNERSHIP        PERCENT OF CLASS (1)
------------------------------    -----------------------        --------------------
Ariel Capital Management, Inc.          2,165,006 (2)                    5.21%
307 North Michigan Ave.
Chicago, Ill. 60601
------------------------------

(1) The percent of class is based upon 41,579,041 common shares outstanding on July 11, 1997.

(2) Based on information contained in a schedule 13G filing with the Securities and Exchange Commission, dated April 10, 1997, Ariel Capital Management, Inc. ("Ariel"), a registered investment adviser, beneficially owns 2,165,006 common shares (all of which are owned by its investment advisory clients). That filing shows Ariel has sole voting power over 2,012,440 common shares, shared voting power over 29,000 common shares and sole investment power over 2,165,006 common shares. John W. Rogers Jr., president and principal shareholder of Ariel, has disclaimed beneficial ownership of the common shares of the company held by Ariel.

The following table on the top of page 3 sets forth certain information with respect to the company's common shares beneficially owned by each of the nominees for election as a director of the company, by each of the continuing directors of the company, by each of the executive officers of the company named in the summary compensation table (page 11) and by all directors and executive officers of the company as a group, as of July 11, 1997:

                      AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP (1)
                      ---------------------------------------------
                                           COMMON SHARES WHICH
                                             CAN BE ACQUIRED
NAME OF BENEFICIAL                           UPON EXERCISE OF
OWNER OR NUMBER OF        COMMON SHARES    OPTIONS EXERCISABLE              PERCENT OF
PERSONS IN GROUP          PRESENTLY HELD     WITHIN 60 DAYS       TOTAL     CLASS (2)
---------------------     --------------   -------------------  ---------   ----------
Larry C. Corbin(3)            34,625              31,477           66,102       (4)
Daniel E. Evans(3)           561,683(5)          126,920          688,603      1.7%
Daniel A. Fronk               21,709(6)            2,054           23,763       (4)
Michael J. Gasser                -0-                 -0-              -0-       (4)
G. Robert Lucas II             4,154(7)            2,054            6,208       (4)
Cheryl L. Krueger                317               7,187            7,504       (4)
Stewart K. Owens(3)          211,382              12,000          223,382       (4)
Robert E.H. Rabold             1,013               6,161            7,174       (4)
Robert S. Wood               305,407               2,054          307,461       (4)
Roger D. Williams(3)          31,610(8)            7,040           38,650       (4)
Donald J. Radkoski(3)          8,445(9)            7,040           15,485       (4)

All directors and
  executive officers
  as a group
  (14 persons)             1,217,697(10)         243,655        1,461,352      3.5%

----------------

(1) Unless otherwise indicated, the beneficial owner has sole voting and investment power with respect to all of the common shares reflected in the table. All fractional common shares have been rounded to the nearest whole common share.

(2) The percent of class is based upon the sum of 41,579,041 common shares outstanding on July 11, 1997, and includes the number of common shares as to which the named person has the right to acquire beneficial ownership upon the exercise of stock options exercisable within 60 days of July 11, 1997.

(3) Executive officer of the company named in the summary compensation table.

(4) Represents ownership of less than 1% of the outstanding common shares of the company.

(5) Includes 48,969 common shares held by the wife of Mr. Evans; 3,796 common shares held by the wife of Mr. Evans as custodian for their son; 300,000 common shares held in the Daniel E. Evans Trust, whereby he serves as trustee and exercises sole voting and investment power; and 37,226 common shares held by Evans Enterprises, Inc. In his capacity as chairman, chief executive officer and sole shareholder of Evans Enterprises, Inc., Mr. Evans may be deemed to have sole voting and investment power with respect to the common shares held by that corporation.

(6) Includes 5,133 common shares held in the Josephine A. Fronk Trust with respect to which Mr. Fronk serves as trustee and exercises sole voting and investment power.

(7) Includes 3,328 common shares held by Mr. Lucas in a KEOGH plan for the benefit of Mr. Lucas and 400 common shares held in the William B. Lucas Trust with respect to which Mr. Lucas serves as trustee and exercises sole voting and investment power.

(8) Includes 340 common shares held by Mr. Williams as custodian for the benefit of his son and 340 common shares held by Mr. Williams as custodian for the benefit of his daughter.

(9) Includes 21 common shares held by Mr. Radkoski as custodian for the benefit of his son and 14 common shares held by Mr. Radkoski as custodian for the benefit of his daughter.

(10) Includes common shares held by the spouses of certain executive officers and directors, common shares held by the custodians for the children of certain executive officers and directors and common shares held by certain executive officers and directors in their capacities as trustees of certain trusts. See notes (5) through (9).

                             ELECTION OF DIRECTORS

Directors of the company are elected at the annual meeting. There are currently nine members of the board of directors. Pursuant to the by-laws of the company, the directors have been divided into three classes of three directors each. Class I directors currently serve until the annual meeting in 1999, class II directors currently serve until the annual meeting in 1997, and class III directors currently serve until the annual meeting in 1998. At the annual meeting, three class II directors will be elected for three-year terms.

The board of directors has designated the three nominees listed below for election as class II directors of the company for terms expiring in 2000. The common shares represented by the enclosed proxy, if returned duly executed and not properly revoked, will be voted as specified thereon, or if no instructions are given, for the board's nominees; however, the persons designated as proxies reserve full discretion to vote the common shares represented by the proxies for the election of the remaining nominees and any substitute nominee(s) designated by the board in the event the nominee who would otherwise receive the votes is unavailable or unable to serve as a candidate for election as a director. The board of directors has no reason to believe that any of the nominees will be unavailable or unable to serve if elected to the board.

Under Delaware law and the company's by-laws, the three nominees for election as class II directors receiving the greatest number of votes will be elected as class II directors.

The following table sets forth the nominees for election to the board of directors, the directors of the company whose terms in office will continue after the annual meeting, and certain information with respect to each nominee and each director. Unless otherwise indicated, each person has held his or her principal occupation for more than five years.

     NAME, AGE AND YEAR BECAME DIRECTOR;                    PRINCIPAL OCCUPATION FOR PAST
   POSITIONS AND OFFICES WITH THE COMPANY                  FIVE YEARS AND OTHER INFORMATION
   --------------------------------------                  --------------------------------
                            NOMINEES - TERMS TO EXPIRE IN 2000 (CLASS II)

Larry C. Corbin, age 55; Executive Vice               Executive Vice President - Restaurant Division
President - Restaurant Division of the company;       since 1995; Senior Group Vice President -
Director since 1981.                                  Restaurant Operations Group from 1994 to 1995;
                                                      Group Vice President - Business Development
                                                      from 1990 to 1993; Executive Vice President,
                                                      Operations and Development, Restaurant
                                                      Division, from 1988 to 1990; Senior Vice
                                                      President, Operations and Development,
                                                      Restaurant Division, from 1987 to 1988; and
                                                      Senior Vice President, Operations, Restaurant
                                                      Division, from 1974 to 1987, in each case of
                                                      the company.

     NAME, AGE AND YEAR BECAME DIRECTOR;                    PRINCIPAL OCCUPATION FOR PAST
   POSITIONS AND OFFICES WITH THE COMPANY                  FIVE YEARS AND OTHER INFORMATION
   --------------------------------------                  --------------------------------
Stewart K. Owens, age 42; President and               President and Chief Operating Officer of the
Chief Operating Officer of the company;               company since 1995. Executive Vice President
Director since 1987.                                  and Chief Operating Officer from 1994 to 1995;
                                                      and Group Vice President - Food Products Group
                                                      from 1990 to 1993, in each case of the
                                                      company. President and Chief Operating Officer
                                                      of Owens Country Sausage, Inc., a subsidiary
                                                      of the company, from 1984 to 1996.

Robert E.H. Rabold, age 58; Director since            Chairman, President and Chief Executive
1994.                                                 Officer of Motorists Mutual-American Hardware
                                                      Insurance Group, Columbus, Ohio, since 1993.


                     CONTINUING DIRECTORS - TERMS TO EXPIRE IN 1998 (CLASS III)

Daniel E. Evans, age 60; Chairman of the              Chairman of the Board, Chief Executive Officer
Board, Chief Executive Officer and Secretary          and Secretary of the company, since 1971.
of the company; Director since 1957.

Robert S. Wood, age 69; Director since 1957.          Director of the company. Vice Chairman from
                                                      1990 to 1992, and Executive Vice President and
                                                      Chief Operating Officer, Restaurant Division,
                                                      and Vice President, Sausage Division, from
                                                      1974 to 1990, in each case of the company.

Michael J. Gasser, age 46; Director since 1997.       Chairman of the Board and Chief Executive
                                                      Officer of Greif Bros. Corporation, a
                                                      manufacturer of shipping containers and
                                                      containerboard, Delaware, Ohio, since 1994;
                                                      Vice Chairman and Chief Operating Officer in
                                                      1994; and Vice President from 1988 to 1994; in
                                                      each case of Greif Bros. Corporation. (1)


                      CONTINUING DIRECTORS - TERMS TO EXPIRE IN 1999 (CLASS I)

Daniel A. Fronk, age 61; Director since 1981.         Senior Executive Vice President and Board
                                                      Member of The Ohio Company, an investment
                                                      banking firm, Columbus, Ohio. (2)

Cheryl L. Krueger, age 45; Director since 1993.       President and Chief Executive Officer of
                                                      Cheryl & Co., a manufacturer and retailer of
                                                      gourmet foods and gifts, Columbus, Ohio.

G. Robert Lucas II, age 53; Director since 1986.      Senior Vice President and General Counsel, The
                                                      Scotts Company, a manufacturer of lawn and
                                                      garden products since May 1997; Partner in
                                                      Vorys, Sater, Seymour and Pease, Attorneys at
                                                      Law, Columbus, Ohio, from 1990 to April 1997.
                                                      (3)

(1) Mr. Gasser was appointed by the board of directors of the company on July 7, 1997, to fill the vacancy created by the retirement of J. Tim Evans.

(2) The Ohio Company has, from time to time, rendered various investment banking and brokerage services to the company and is expected to continue to do so.

(3) Vorys, Sater, Seymour and Pease is general counsel to the company. It rendered legal services to the company during the company's 1997 fiscal year, and continues to do so.

Daniel E. Evans, a director of The Sherwin-Williams Company and National City Corporation, and Michael J. Gasser, a director of Greif Bros. Corporation, are the only directors who are also directors of any other company with a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or which is otherwise subject to the reporting requirements of the Exchange Act, or any company registered as an investment company under the Investment Company Act of 1940.

The company's board of directors has standing audit and compensation/stock option committees. There is no standing nominating committee or committee performing similar functions.

The audit committee consists of Daniel A. Fronk, G. Robert Lucas II, Robert E.H. Rabold and Robert S. Wood. The audit committee reviews the services performed and to be performed by the company's principal accountant, the cost of such services and the financial statements of the company. The audit committee met three times during the 1997 fiscal year.

The compensation/stock option committee (the "committee"), consisting of Daniel
A. Fronk, Cheryl L. Krueger and G. Robert Lucas II, reviews and recommends to the board of directors of the company the salaries, bonuses and other cash compensation to be paid to executive officers of the company and the other non-stock-based benefits to be received by such executive officers. The committee also administers the company's stock option plans pursuant to which employee stock options are granted, selects and nominates for selection those eligible employees who may participate in each stock option plan (where selection is required) and prescribes the terms of any stock options granted under the stock option plans. The committee met four times during the 1997 fiscal year.

The board of directors of the company held a total of four meetings during the 1997 fiscal year. None of the directors attended fewer than 75% of the aggregate of the total number of board meetings and the total number of meetings held by the committees of the board on which he or she served during the period he or she served.

REPORT OF THE COMPENSATION/STOCK OPTION COMMITTEE OF
THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE EXCHANGE ACT THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THIS REPORT AND THE GRAPH SET FORTH ON PAGE 15 SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

ADMINISTRATION

During the 1997 fiscal year, the company's compensation policies for its executive officers were administered by the committee, all the members of which are non-employee directors. The compensation policies administered by the committee are intended to enhance the financial performance of the company by aligning the financial interests of the company's executive officers with those of its stockholders.

The primary components of executive compensation are base salary, cash bonus and longer-term incentives such as stock option grants. The committee recommends to the board of directors the salaries and bonuses of the executive officers and administers the stock option plans pursuant to which employee stock options are granted. In addition, the salary and bonus components of executive compensation are reviewed for competitiveness in relation to a group of companies in the restaurant and food products businesses by members of the human resources group of the company and by independent consultants specializing in executive compensation.

Section 162(m) of the Internal Revenue Code places certain restrictions on the amount of compensation in excess of $1,000,000 which may be deducted for each executive officer of the company. The company is reviewing its existing compensation plans and intends to amend such plans at the appropriate time to ensure that compensation paid to its executive officers is deductible by the company.

OVERALL PHILOSOPHY

The company has adopted a total compensation system which is intended to provide executive officers with a competitive salary, while at the same time emphasizing the bonus and long-term components of total compensation. All management employees of the company (including the five executive officers named in the summary compensation table) have been placed in one of 18 pay grades, each pay grade being commensurate with the duties undertaken by each such employee. Each pay grade is assigned a minimum, midpoint and maximum salary range as well as a minimum, midpoint and maximum total compensation range. The dollar amounts comprising the minimum, midpoint and maximum ranges were derived by company personnel, working with executive compensation consultants, from comparisons to companies in similar lines of business with the company as published in compensation surveys.

BASE SALARY

A review of the salaries being paid to the executive officers of the company was conducted at a meeting of the committee held in May 1996. At that meeting, it was management's recommendation that a 3% increase in the salaries of each of the executive officers, including Daniel E. Evans, chairman of the board and chief executive officer, should be implemented. This recommendation, which was premised on keeping the salaries of the company's executive officers competitive with those of other companies in similar lines of business, was accepted by the committee, retroactive to the beginning of the 1997 fiscal year, and adopted by the board of directors. In addition, the salaries of three of the executive officers named in the summary compensation table were further increased to reflect their promotion during the course of the fiscal year.

BONUSES

At the beginning of the 1997 fiscal year, each executive officer agreed upon written goals to be accomplished by him or her during the fiscal year. Different goals were set for each executive officer - some involving overall company performance (such as performance of the common shares, increase in net income, increase in sales and cost savings) and some specific to the performance of the particular executive officer (such as personnel management, financial presentations and community service). Each goal was weighted (the total weighting of all goals adding to 100%) and at the end of the fiscal year, each executive officer was graded by one or more of his or her peers.

Based on these analyses and the grades received by each executive officer, an initial bonus level was determined. After the initial bonus levels for the executive officers were determined, they were reviewed a final time by the chairman of the board and chief executive officer, who has discretion to recommend additional bonus amounts for extraordinary performance or contributions during the fiscal year. The chairman's recommendations were then reviewed by the committee, which made its recommendations to the board of directors.

During fiscal 1997, the company's earnings per share declined 15.7% (from $1.02 in fiscal 1996 before a $.33 charge resulting from the write-down of assets in accordance with SFAS 121 to $.86 in fiscal 1997) and the price of the common stock dropped 18.6% (from $16.125 on April 26, 1996, to $13.125 on April 25,
1997). As a result of this performance, management was of the opinion, and the committee concurred, that the bonuses of the most highly compensated executive officers of the company should reflect the performance of the company in these two areas. As a result, the aggregate bonuses paid to the five most highly compensated executive officers of the company declined from their fiscal 1996 levels by 15.3%.

The performance of Daniel E. Evans was evaluated on the same basis as the performance of the other executive officers of the company. That is, goals were set at the beginning of the fiscal year and Mr. Evans was graded (by the committee, rather than by his peers) with respect to each such goal. At the beginning of the 1997 fiscal year, Mr. Evans' bonus for 1997 was targeted at 105% of his salary. As a result, if, in the judgment of the committee, he attained 100% of his goals and no other subjective factors were considered, his bonus would be 105% of his salary for the 1997 fiscal year. His ability to earn more or less than his targeted bonus was predicated on various objective factors (the performance goals previously referred to) and subjective factors (to be applied by the committee in its discretion).

At its meeting on May 23, 1997, the committee reviewed the performance goals for Mr. Evans, applied the mathematical formulae to those goals for which such formulae were applicable and subjectively evaluated Mr. Evans' performance in categories not subject to a mathematical formula. This combination of objective and subjective analyses led to the bonus disclosed in the summary compensation table, which was recommended by the committee and adopted by the board of directors. Mr. Evans' bonus for fiscal 1997 declined by 17.5% over that paid to him in fiscal 1996.

STOCK OPTION PLANS

In contrast to salary and bonuses, stock option grants are tied directly to stock price performance. The committee grants incentive stock options ("ISOs") under stockholder-approved stock option plans with an exercise price equal to the market value of the company's common shares on the date of grant. If there is no appreciation in the market value of the company's common shares, the options are valueless. Grants of ISOs are normally made to eligible employees, including executive officers, once every five years. Any grants made in intervening years are made to recognize changes in responsibilities, to grant ISOs to newly hired employees, and the like. No grants of ISOs were made to any executive officer during the 1997 fiscal year.

In addition, grants of non-qualified stock options ("NQSOs") are made to provide benefits under the company's supplemental executive retirement plan (the "SERP"). The SERP is an unfunded plan; the purpose of which is to retain key employees by providing retirement benefits in excess of benefits available under tax-qualified retirement plans. While the exercise price of the NQSOs is less than the market value of the company's common shares on the date of grant, benefits under the SERP will not reach their actuarially assumed values if the company's common shares do not appreciate at a predetermined assumed rate. No future adjustments to or grants of NQSOs will be made to match actual values of the NQSOs with the assumed value of such NQSOs at the date of grant.

At the 1992 annual meeting, the stockholders of the company approved the company's nonqualified stock option plan (the "nonqualified plan"). The purpose of the nonqualified plan is to use grants of NQSOs to fund benefits earned under the SERP. At the conclusion of the 1997 fiscal year, the committee made grants of NQSOs to certain executive officers in amounts determined to be necessary to fund benefits accrued under the SERP during the 1997 fiscal year, given the years of service and current compensation of each participant. It is anticipated that the committee will make additional grants of NQSOs annually to meet the funding requirements of the SERP.

OTHER COMPENSATION

Each of the executive officers participates in the Bob Evans Farms, Inc. and affiliates 401(k) retirement plan (the "401(k) plan"). Following the conclusion of calendar 1996, the board of directors voted to contribute $2,340,746 to the 401(k) plan. Each participant in the 401(k) plan received a pro rata share of this contribution and a pro rata share of forfeitures reallocated to participants (such pro rata share, in each case, based upon such participant's eligible compensation). In addition, each executive officer had the option of contributing up to 7% of his or her compensation (up to a maximum contribution of $9,500) to the 401(k) plan. In cases where participants made voluntary contributions to the 401(k) plan, the company contributed $0.25 for each $1.00 of voluntary contributions (subject to a limitation of 6% of total compensation of each participant making voluntary contributions).

SUBMITTED BY:

COMPENSATION/STOCK OPTION COMMITTEE MEMBERS
G. Robert Lucas II, Chairman
Daniel A. Fronk
Cheryl L. Krueger

                      COMPENSATION/STOCK OPTION COMMITTEE
                      INTERLOCKS AND INSIDER PARTICIPATION

G. Robert Lucas II, who, until April 30, 1997, was a partner in the law firm of Vorys, Sater, Seymour and Pease, which rendered legal services to the company during the company's 1997 fiscal year and continues to do so, serves as a member of the compensation/stock option committee of the company's board of directors. Daniel A. Fronk, who is senior executive vice president and a board member of The Ohio Company, which has rendered various investment banking and brokerage services to the company and is expected to continue to do so, also serves as a member of the compensation/stock option committee.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

The following table summarizes, for the fiscal years ended April 25, 1997, April 26, 1996, and April 28, 1995, cash compensation paid by the company to, as well as certain other compensation paid or earned for those years by, the company's chief executive officer and the four other most highly compensated executive officers of the company in all capacities in which they served.

                              SUMMARY COMPENSATION TABLE

                                                               LONG-TERM
                                                              COMPENSATION
                                       ANNUAL COMPENSATION      AWARDS
                                       --------------------   ------------
                                                               SECURITIES
NAME AND                                                       UNDERLYING   ALL OTHER
PRINCIPAL                     FISCAL    SALARY      BONUS       OPTIONS/   COMPENSATION
POSITION                       YEAR     ($)(1)       ($)        SARS (#)      ($)(2)
-------------------------     ------   --------    --------   ------------ ------------
Daniel E. Evans:               1997    $341,319    $245,952           0       $2,250
  Chairman of the              1996    $331,727    $298,000       4,770       $2,250
  Board, Chief Executive       1995    $319,030    $375,000      12,221       $2,284
  Officer and Secretary

Stewart K. Owens:              1997    $223,706    $151,158           0       $2,250
  President and Chief          1996    $213,742    $173,000       2,330       $2,250
  Operating Officer            1995    $194,974    $210,000       2,323       $2,284

Larry C. Corbin:               1997    $187,384    $132,370           0       $2,250
  Executive Vice President     1996    $180,963    $149,500       1,948       $2,250
  Restaurant Division          1995    $170,637    $180,000       4,436       $2,284

Roger D. Williams:             1997    $175,384    $121,268           0       $2,250
  Executive Vice President     1996    $168,963    $150,000       2,041       $2,250
  Food Products Division       1995    $159,037    $185,000       1,702       $2,284

Donald J. Radkoski:            1997    $144,200    $117,852           0       $2,250
  Group Vice                   1996    $140,000    $136,500       2,824       $2,250
  President - Finance          1995    $103,022    $180,000       2,516       $2,284
  Group,Treasurer and
  Chief Financial Officer

---------------

(1) "Salary" includes directors' fees received by each of Messrs. Evans, Owens and Corbin during the 1997, 1996 and 1995 fiscal years in the amounts of $12,000, $12,000 and $11,600, respectively.

(2) Includes company contributions to the 401(k) plan during the 1997, 1996 and 1995 fiscal years.

GRANTS OF OPTIONS

There were no options granted during the 1997 fiscal year to any of the executive officers of the company.

OPTION EXERCISES AND HOLDINGS

The following table sets forth certain information with respect to options exercised during the 1997 fiscal year by each of the named executive officers and unexercised options held as of the end of the 1997 fiscal year by such executive officers.

                                   AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                                          AND FISCAL YEAR-END OPTION VALUES

                                                                 NUMBER OF
                            NUMBER OF                       SECURITIES UNDERLYING            VALUE OF UNEXERCISED
                           SECURITIES                      UNEXERCISED OPTIONS AT          IN-THE-MONEY OPTIONS AT
                           UNDERLYING                        FISCAL YEAR-END (#)          FISCAL YEAR-END ($)(1)(2)
                             OPTIONS         VALUE       ---------------------------      --------------------------
NAME                      EXERCISED(#)   REALIZED($)(1)  EXERCISABLE   UNEXERCISABLE      EXERCISABLE  UNEXERCISABLE
------------------        ------------   --------------  -----------   -------------      -----------  -------------
Daniel E. Evans                --             --           126,920          4,000           $330,548         --
Stewart K. Owens               --             --            12,000         14,133               --        $16,809
Larry C. Corbin                --             --             7,040         26,197               --        $70,806
Roger D. Williams              --             --             7,040         15,681               --        $36,088
Donald J. Radkoski             --             --             7,040          8,260               --         $8,435

-------------

(1) All values are shown pre-tax and are rounded to the nearest whole dollar.

(2) Based on the 1997 fiscal year-end closing price of $13.125 per common share.

COMPENSATION OF DIRECTORS

Each director who is not a salaried officer of the company receives a monthly fee of $2,200 (and an additional $500 for each committee meeting attended), and each director who is a salaried officer of the company receives a monthly fee of $1,000. In addition, the chairmen of the audit committee and compensation/stock option committee receive $200 extra per meeting. If a director does not attend a scheduled meeting of the board of directors, he or she will have $500 deducted from the amount of the monthly fee he or she would have received for the month of such meeting. Each director is reimbursed for out-of-pocket expenses incurred in attending meetings. The company maintains a life insurance policy with a death benefit of $50,000 on behalf of each director of the company. Group hospitalization is available to nonemployee directors.

Directors of the company who are not employees of the company or of any of its subsidiaries (the "nonemployee directors") also receive grants of NQSOs under the Bob Evans Farms, Inc. 1989 stock option plan for nonemployee directors (the "nonemployee directors plan"). The nonemployee directors plan provides that the aggregate number of common shares for which options may be granted is 73,333. The nonemployee directors plan provides for the automatic grants of NQSOs for 3,080 common shares effective June 16, 1989, NQSOs for 5,133 common shares effective May 1, 1991, and NQSOs for 5,133 common shares effective on May 1, 1996, to each person who was a nonemployee director on the applicable date. Each person who was not a member of the board on May 1, 1996, who is subsequently elected to the board prior to May 1, 2001, and who is a nonemployee director will automatically receive NQSOs to purchase 5,133 common shares effective on the date of the first meeting of the board after his or her election. The exercise price per share of each NQSO will be equal to the fair market value of a common share on the date of grant and will automatically be adjusted to reflect stock dividends and stock splits. NQSOs become exercisable over a period of time and have terms of five years.

SEVERANCE ARRANGEMENTS

From February 1989 through September 1990, the company entered into agreements with the five executive officers named in the summary compensation table. These agreements, which are substantially identical, have one-year terms, which are automatically extended for one-year periods unless either party gives notice not to renew, and provide that in the event of the executive officer's termination of employment under certain circumstances during the 36-month period following a "change of control" of the company (the "effective period"), the executive officer will be entitled to certain severance benefits. Prior to such change of control, the executive officer will remain an employee at the will of the company.

Each agreement will terminate automatically on the death or retirement of the executive officer to whom it relates, and may be terminated at the option of the company upon disability of the executive officer or for "cause" (as that term is defined in the agreement) or, at the option of the executive officer, for other than "good reason," in all of which cases no additional severance payments, other than accrued compensation and benefits customarily paid to employees in such circumstances, will be due the executive officer.

If the executive officer terminates the agreement during the effective period for "good reason," or, if the company terminates the agreement during such period for any reason other than for "cause" (as that latter term is defined in the agreement) or as a result of the executive officer's death, retirement or disability, the company will be obligated to pay the executive officer his base salary and prorated bonus through the date of the termination and (A) to make a lump-sum payment to the executive officer equal to 2.99 times the average annual compensation (including salary and bonus) which was payable to the executive officer for the five taxable years ending prior to the date on which the change of control occurred; (B) to continue health and life insurance and other employee welfare benefit plans for the executive officer and his family for a period of 36 months following the date of termination; (C) to allow the executive officer to exercise in full any stock options held by the executive officer which were not fully exercisable on the termination date; and (D) to pay to the executive officer in one lump sum in cash, at the executive officer's normal retirement age, an amount equal to the actuarial equivalent of the retirement pension to which the executive officer would have been entitled under such retirement plan had he accumulated 36 additional months of continuous service after the termination date. As of April 25, 1997, the amount of the lump-sum payment to Messrs. Evans, Owens, Corbin, Williams and Radkoski would have been approximately $1,889,000; $1,054,000; $949,000; $930,000; and
$618,000, respectively.

If any portion of the payments and benefits provided for in an agreement would be considered "parachute payments" within the meaning of Section 280G(b)(2) of the Internal Revenue Code, so as to be nondeductible by the company, then the aggregate present value of all of the amounts and benefits payable to the executive officer to whom such agreement relates will be reduced at the election of the executive officer to the maximum amount which would cause all of the payments and benefits to be deductible by the company.

For purposes of each agreement, the executive officer to whom it relates may terminate his employment for "good reason" during the effective period if his title, duties, responsibilities, compensation or benefits are reduced, if he is required to relocate or if the agreement is breached by the company. A "change of control" is defined to include, among other events, the acquisition by any individual, entity or group of stock entitling such individual, entity or group to exercise 20% or more of the voting power of the company or a change in a majority of the current directors of the company, unless the election or nomination for election of the successor directors was approved by a vote of at least three-quarters of the incumbent directors.

                               PERFORMANCE GRAPH

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

The following line graph compares the yearly percentage change in the company's cumulative total stockholder return (as measured by dividing (i) the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (B) the difference between the price of the company's common shares at the end and the beginning of the measurement period; by (ii) the price of the common shares at the beginning of the measurement period) against the cumulative total return of the Standard & Poor's 500 Stock Index ("S&P 500") and the weighted average of the NASDAQ Restaurants and Food Manufacturers Indices (Restaurants are weighted 70% and Food Manufacturers 30% to reflect the company's business mix) ("NASDAQ Restaurant/Food Mfg. Index") for the five-year period ended April 25, 1997. Stock prices and dividends of the company have been adjusted for stock splits and stock dividends.

                      COMPARISON OF FIVE-YEAR TOTAL RETURN
                    AMONG BOB EVANS FARMS, INC., S&P 500 AND
                       NASDAQ RESTAURANT/FOOD MFG. INDEX

                                                  NASDAQ
                              S&P 500        RESTAURANT/FOOD
              BOB EVANS     MARKET INDEX     MFG. PEER INDEX*
-------------------------------------------------------------
4/24/92        $100.00        $100.00             $100.00
4/30/93         $97.80        $109.20             $120.34
4/29/94        $118.70        $114.80             $120.35
4/28/95        $116.10        $135.00             $113.25
4/26/96         $90.80        $176.10             $137.22
4/25/97         $78.10        $220.70             $120.68

*70% Restaurants & 30% Food Manufacturers

                           PROXY STATEMENT PROPOSALS

Each year the board of directors submits its nominations for election as directors at the annual meeting of stockholders. Other proposals may be submitted by the board of directors or stockholders for inclusion in the proxy statement for action at each year's annual meeting. Any proposal submitted by a stockholder for inclusion in the proxy statement for the 1998 annual meeting, presently scheduled for Sept. 14, 1998, must be received by the company on or before April 3, 1998.

                  INFORMATION CONCERNING INDEPENDENT AUDITORS

Ernst & Young L.L.P., which has served as independent auditors for the company since 1980, has been selected by management to serve in that capacity for the 1998 fiscal year. Representatives of Ernst & Young L.L.P. are expected to be present at the annual meeting, will be given the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                 REPORTS TO BE PRESENTED AT THE ANNUAL MEETING

There will be presented at the annual meeting the company's annual report for the fiscal year ended April 25, 1997, containing financial statements for such fiscal year and the signed report of Ernst & Young L.L.P., independent auditors, with respect to such financial statements. The annual report is not to be regarded as proxy soliciting material, and management of the company does not intend to ask, suggest or solicit any action from the stockholders with respect to such report.

                                 OTHER MATTERS

As of the date of this proxy statement, the only business which management intends to present at the annual meeting consists of the matters set forth in this proxy statement. Management knows of no other matters to be brought before the annual meeting by any other person or group. If any other matters should properly come before the annual meeting, or any adjournment(s) thereof, the proxy holders will vote thereon in their discretion, in accordance with their best judgment in light of the conditions then prevailing. All proxies received duly executed and not properly revoked will be voted.

You are requested to sign and date the enclosed proxy and mail it promptly in the enclosed envelope. If you later desire to vote in person, you may revoke your proxy, either by written notice delivered to the company before the proxy is voted or in person at the annual meeting before the proxy is voted (without affecting any vote previously taken).


                                            By Order of the Board of Directors,

                                            /s/ Daniel E. Evans

                                            Daniel E. Evans
                                            CHAIRMAN OF THE BOARD AND
                                            CHIEF EXECUTIVE OFFICER

                                   BOB EVANS
                                    FARMS(R)

                         Annual Meeting of Stockholders
                            To be held Sept. 8, 1997

                                                               Aug. 1, 1997
Dear Stockholders:

     The 1997 Bob Evans Farms, Inc. ANNUAL MEETING OF STOCKHOLDERS will be held MONDAY, SEPT. 8, 1997, AT THE BOB EVANS FARM IN RIO GRANDE, OHIO. I look forward to sharing with you some of the strategies that we have put in place which have resulted in positive trends during the second half of fiscal 1997 and thus far during fiscal 1998.

     The meeting begins at 4 P.M. You are also invited to a social hour, beginning at 3 p.m., to enjoy some delicious Bob Evans products.

     In addition, you may want to mark your calendars for Aug. 19, 1997, at which time we plan to announce our first quarter results.

     We hope to see many of you in person at the annual meeting, where you will have the opportunity to become better acquainted with the officers and directors of your company. Prior to the meeting, please complete, sign and return your proxy in the enclosed postage-paid envelope. Your vote is important to us.


                                Sincerely,

[MAP]                           /s/ Daniel E. Evans

                                Daniel E. Evans
                                Chairman of the Board
                                Chief Executive Officer


                              FOLD AND DETACH HERE
-------------------------------------------------------------------------------

Where a choice is indicated, the shares represented by this proxy, when properly executed, will be voted or not voted as specified. IF NO CHOICE IS INDICATED ON THE REVERSE SIDE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES LISTED IN ITEM NO. 1 AS DIRECTORS OF THE COMPANY. If any other matters are properly brought before the annual meeting or any adjournment(s) thereof or if a nominee for election as a director named in the proxy statement is unable to serve or for good cause will not serve, the shares represented by this proxy will be voted in the discretion of the proxies on such matters or for such substitute nominee(s) as the directors may recommend.

                    The undersigned hereby acknowledges receipt of the notice of the annual meeting of stockholders, dated Aug. 1, 1997, the proxy statement furnished therewith, and the annual report of the company for the fiscal year ended April 25, 1997. Any proxy heretofore given to vote the shares of common stock which the undersigned is entitled to vote at the annual meeting of stockholders is hereby revoked.

                    DATE
                        ----------------------------------------------------

                    --------------------------------------------------------

                    --------------------------------------------------------
                    STOCKHOLDER SIGN NAME EXACTLY AS IT IS STENCILED HEREON.

NOTE: Please fill in, sign and return this proxy in the enclosed envelope. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signer is a corporation, please sign the full corporate name by authorized officer. Joint owners should both sign. (Please note any change of address on this proxy.)

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                             BOB EVANS FARMS, INC.
                (PLEASE INDICATE YOUR VOTE ON THE REVERSE SIDE)

 BELOW IS YOUR PROXY CARD. PLEASE READ BOTH SIDES, VOTE, SIGN AND RETURN IT IN
                       THE ENCLOSED POSTAGE-PAID ENVELOPE
-------------------------------------------------------------------------------


                             BOB EVANS FARMS, INC.
      PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON SEPT. 8, 1997
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The holder(s) of shares of common stock of Bob Evans Farms, Inc. (the "company") identified on this card hereby appoints Daniel E. Evans and Donald
J. Radkoski, and each of them, the proxies of the such stockholders, with full power of substitution, to attend the annual meeting of stockholders of the company to be held at The Shelter House, Bob Evans Farm, at Rio Grande, Ohio, on Monday, Sept. 8, 1997, at 4:00 p.m., Eastern Daylight Time, and any adjournment(s) thereof, and to vote all of the shares of common stock which the such stockholder(s), is entitled to vote at such annual meeting or at any adjournment(s) thereof:

1. TO ELECT THREE CLASS II DIRECTORS TO SERVE FOR TERMS OF THREE YEARS EACH:
Larry C. Corbin, Stewart K. Owens, Robert E.H.Rabold

[   ] Vote for all    [   ] Vote withheld for    [   ] Vote for all
      nominees              all nominees               nominees except

                                                       ---------------------
2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS (NONE KNOWN AT THE TIME OF SOLICITATION OF THIS PROXY) AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT(S) THEREOF.

           (THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE)